Exhibit (h)(65)

MONEY MARKET FUND SERVICES AMENDMENT

TO

DELEGATION AGREEMENT

This Money Market Fund Services Amendment is made as of                                   by and among THE RBB FUND, INC. (the “Fund”), and BNY MELLON INVESTMENT SERVICING (US) INC. (f/k/a PFPC Inc.) (“BNY Mellon”) and BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION (“BIMC”).

BACKGROUND:

A.           The Fund, BNY Mellon and BIMC are parties to a Delegation Agreement dated as of December 15, 2006 (the “Agreement”).  This Amendment is an amendment to the Agreement and shall be applicable solely to the Fund’s Money Market Portfolio (the “Portfolio”).

B.             The Fund and BIMC desire that BNY Mellon provide the money market fund services described in this Amendment.  All “Rules” referenced herein are rules promulgated under the Investment Company Act of 1940, as amended.

C.             The Fund, BIMC and BNY Mellon desire to amend the Agreement with respect to the foregoing.

D.            This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 (“Money Market Reports”) for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Fund and BIMC of the identity of the Print Vendor, and the Fund and BIMC are free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

2.                                       BNY Mellon shall provide the following services with respect to the Portfolio:

2.1                     BNY Mellon, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) prepare, on a monthly basis, Form N-MFP and (ii) file Form N-MFP with the Securities and Exchange Commission (together, the “Services”).

2.2                     Neither BNY Mellon nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service with respect to the Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties hereto.  The Fund acknowledges that it shall be responsible for the retention of the Money Market Reports in accordance with Rule 2a-7 or any other applicable rule or regulation.

2.3                     Unless mutually agreed in writing among BNY Mellon, BIMC and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Reports.

3.                                       BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of the Money Market Reports, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.                                       The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, each Money Market Report.  The Fund shall provide timely final sign-off of, and authorization and direction to file, each Money Market Report.  Absent such timely final sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected Money Market Report.  BNY Mellon is providing the Services based on the representation and warranty of each of the Fund and BIMC that the Services together with the activities of the Fund and BIMC in accordance with their respective internal policies, procedures and controls shall together satisfy requirements of the laws applicable to the Fund and Money Market Reports.

5.                                       Notwithstanding any provision of this Amendment, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund, BIMC or any other person.  Neither this Amendment nor the provision of the Services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund, BIMC or any other person.

6.                                       As compensation for the Services, BIMC will pay to BNY Mellon such fees as may be agreed to in writing by the Fund, BIMC and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

The Fund hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to BNY Mellon and/or any affiliate of the Fund relating to this Amendment have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

7.                                       Miscellaneous.

(a)            As hereby amended and supplemented, the Agreement shall remain in full force and effect.  In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the Services.

(b)           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)            If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

THE RBB FUND, INC.

By:
Name:
Title:

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:
Name:
Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title: